Exhibit 99

UTC REPORTS THIRD QUARTER EPS GROWTH OF 14 PERCENT,

EXPECTS 2010 EPS OF $4.70, UP 14 PERCENT, AND

INCREASES EXPECTED 2010 NET RESTRUCTURING BY $100 MILLION

HARTFORD, Conn., October 20, 2010 – United Technologies Corp. (NYSE:UTX) today reported third quarter 2010 earnings per share of $1.30 and net income attributable to common shareowners of $1.2 billion, up 14 percent and 13 percent, respectively, over the year ago third quarter. Results for the current and prior year quarters included net charges for restructuring and one time items of $0.09 and $0.13 per share, respectively. Before these charges, earnings per share increased 9 percent year over year. Currency hedges at Pratt & Whitney Canada, net of foreign exchange translation, contributed $0.02 to the earnings per share increase.

Revenues of $13.5 billion for the quarter were 1 percent above prior year with 3 points of organic growth and 1 point of adverse foreign currency translation. Segment operating margin at 16.1 percent was 160 basis points higher than prior year. Adjusted for restructuring and one time items, segment operating margin of 16.3 percent was 90 basis points higher than prior year. Cash flow from operations was $1.7 billion and, after capital expenditures of $177 million, substantially exceeded net income attributable to common shareowners.

“UTC’s results this quarter reflect solid operating leverage with strong conversion on organic revenue growth,” said Louis Chênevert, UTC Chairman & Chief Executive Officer. “Sustained and structural cost reduction actions drove record segment operating margin, while we increased our investment in new game changing technologies. Cash generation continued to be exceptional, and we made additional contributions of $350 million to our domestic pension plans.

“Based on the strong year to date performance, we are raising 2010 earnings per share guidance to $4.70, the high end of our prior range of $4.60 to $4.70, while increasing restructuring, net of one time items, by $100 million,” Chênevert added. “As expected, commercial aerospace aftermarket orders have rebounded nicely but the commercial construction markets remain weak. Additional restructuring will further position us for solid earnings growth in the years ahead.”

New equipment orders at Otis were down 1 percent over the year ago third quarter. Commercial HVAC new equipment orders at Carrier grew 3 percent including unfavorable foreign exchange of 1 point. Commercial spares orders at Pratt & Whitney’s large engine business grew 35 percent and at Hamilton Sundstrand were up 13 percent over the year ago third quarter.

“We expect 2010 earnings per share will grow 14 percent over 2009 on revenues of $54 billion, up 2 percent,” Chênevert continued. “We now expect full year cash flow from operations less capital expenditures to exceed 100 percent of net income attributable to common shareowners. UTC’s leadership team remains focused on maximizing the potential of our world class franchises and achieving industry leading margins in all of our operating segments.”

Share repurchase was $494 million in the quarter and $1.6 billion year to date. Acquisition spend was $183 million in the quarter and $2.6 billion year to date. For the year, UTC expects that share repurchase and acquisition spend will be at least $2 billion and around $3 billion, respectively.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

This release includes “forward looking statements” concerning expected revenue, earnings, cash flow, share repurchases, restructuring; anticipated benefits of UTC’s diversification, cost reduction efforts and business model; and other matters that are subject to risks and uncertainties. These statements often contain words such as “expect”, “anticipate”, “plan”, “estimate”, “believe”, “will”, “should”, “see”, “guidance” and similar terms. Important uncertainties that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the severity and duration of global recessionary conditions, including limited availability of credit; the impact of volatility and deterioration in financial markets on overall levels of economic activity; declines in end market demand in construction and in both the commercial and defense segments of the aerospace industry; fluctuation in foreign currency exchange rates, commodity prices, interest rates, and the impact of weather conditions; and company specific items including the impact of further deterioration or extended weakness in global economic conditions on demand for our products and services, the financial strength of customers and suppliers and on levels of air travel; financial difficulties, including bankruptcy, of commercial airlines; the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchase may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

UTC-IR

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United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(Millions, except per share amounts)	2010	2009	2010	2009

Revenues	$13,527	$13,375	$39,508	$38,820

Costs and Expenses:
Cost of products and services sold	9,667	9,836	28,414	28,544
Research and development	433	344	1,289	1,137
Selling, general and administrative	1,478	1,424	4,393	4,481

Operating Profit	1,949	1,771	5,412	4,658
Interest expense	182	170	560	522

Income before income taxes	1,767	1,601	4,852	4,136
Income tax expense	468	456	1,394	1,126

Net income	1,299	1,145	3,458	3,010
Less: Noncontrolling interest in subsidiaries’ earnings	101	87	284	254

Net income attributable to common shareowners	$1,198	$1,058	$3,174	$2,756

Earnings Per Share of Common Stock:
Basic	$1.32	$1.15	$3.49	$3.00
Diluted	$1.30	$1.14	$3.43	$2.97

Weighted average number of shares outstanding:
Basic shares	906	917	910	918
Diluted shares	919	929	925	928

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2010 and 2009 include non-recurring items, restructuring and other costs.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(Millions)	2010	2009	2010	2009

Revenues
Otis	$2,914	$2,962	$8,483	$8,579
Carrier	2,964	3,007	8,528	8,594
UTC Fire & Security	1,657	1,383	4,695	3,999
Pratt & Whitney	3,250	3,031	9,440	9,322
Hamilton Sundstrand	1,419	1,400	4,147	4,183
Sikorsky	1,548	1,648	4,605	4,371

Segment Revenues	13,752	13,431	39,898	39,048
Eliminations and other	(225)	(56)	(390)	(228)

Consolidated Revenues	$13,527	$13,375	$39,508	$38,820

Operating Profit
Otis	$678	$633	$1,915	$1,770
Carrier	380	312	852	594
UTC Fire & Security	187	149	478	297
Pratt & Whitney	547	444	1,505	1,347
Hamilton Sundstrand	255	247	680	626
Sikorsky	163	157	477	406

Segment Operating Profit	2,210	1,942	5,907	5,040
Eliminations and other	(178)	(98)	(242)	(142)
General corporate expenses	(83)	(73)	(253)	(240)

Consolidated Operating Profit	$1,949	$1,771	$5,412	$4,658

Segment Operating Profit Margin
Otis	23.3%	21.4%	22.6%	20.6%
Carrier	12.8%	10.4%	10.0%	6.9%
UTC Fire & Security	11.3%	10.8%	10.2%	7.4%
Pratt & Whitney	16.8%	14.6%	15.9%	14.4%
Hamilton Sundstrand	18.0%	17.6%	16.4%	15.0%
Sikorsky	10.5%	9.5%	10.4%	9.3%

Segment Operating Profit Margin	16.1%	14.5%	14.8%	12.9%

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2010 and 2009 include non-recurring items, restructuring and other costs.

United Technologies Corporation

Restructuring and Other Costs

Consolidated operating profit for the quarters and nine months ended September 30, 2010 and 2009 includes restructuring and other costs as follows:

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(Millions)	2010	2009	2010	2009
Otis	$12	$52	$40	$131
Carrier[1]	(1)	43	32	139
UTC Fire & Security	24	7	53	107
Pratt & Whitney[2]	13	57	48	177
Hamilton Sundstrand	2	13	11	69
Sikorsky	7	—	14	7
Eliminations and other[3]	1	59	12	62
General corporate expenses	—	—	—	3

Total Restructuring and Other Costs[1]	$58	$231	$210	$695

[1]

Approximately $1 million, $4 million and $12 million of the total amount of restructuring and other costs incurred in the quarters ended March 31, 2010, September 30, 2009 and June 30, 2009, respectively, resides in other income, net which is reflected within revenues.

[2]

Restructuring and other costs recorded in the quarter ended September 30, 2009 at Pratt & Whitney primarily reflect reserves established in connection with Pratt’s announced plans to close its Connecticut Airfoil Repair Operations facility in East Hartford, Connecticut and its engine overhaul facility in Cheshire, Connecticut.

[3]

Total restructuring and other costs within Eliminations and other incurred in the quarters and nine months ended September 30, 2010 and 2009 primarily reflects the impact of curtailments of our domestic pension plans.

Non-Recurring Items

Consolidated results for the quarters and nine months ended September 30, 2010 and 2009 include the following non-recurring items:

Q3-2010

Carrier: Approximately $24 million net gain resulting from dispositions associated with Carrier’s ongoing portfolio transformation.

Eliminations and other: Approximately $159 million other-than-temporary impairment charge of our equity investment in Clipper Windpower Plc, a California-based wind turbine manufacturer.

Income tax expense: Approximately $102 million favorable net tax benefit associated with management’s intention to repatriate additional foreign cash to the U.S. in 2010.

Q2-2010

Carrier: Approximately $47 million net charge resulting from dispositions associated with Carrier’s ongoing portfolio transformation. Included in this net charge is an approximately $58 million asset impairment charge associated with the expected disposition of a business, partially offset by an approximately $11 million gain on the sale of another business.

Hamilton Sundstrand: Approximately $28 million of asset impairment charges. These charges relate primarily to the expected disposition of an aerospace business as part of Hamilton Sundstrand’s ongoing low cost sourcing initiatives.

Eliminations and other: Favorable pretax interest adjustment of approximately $24 million associated with the resolution of an uncertain temporary tax item in the quarter.

Q3-2009

Carrier: Approximately $57 million gain recognized from the contribution of the majority of Carrier’s U.S. residential sales and distribution business into a new venture formed with Watsco, Inc.

Eliminations and other: Approximately $17 million of favorable pretax interest adjustments related to global tax examination activity in the quarter, primarily reflecting the completion of our review of the 2004 to 2005 Internal Revenue Service (IRS) audit report.

Income tax expense: Favorable income tax adjustments of approximately $38 million based on global examination activity in the quarter, including completion of our review of the 2004 to 2005 IRS audit report.

Income tax expense: Approximately $32 million adverse tax impact associated with a foreign reorganization.

Q2-2009

Otis: Approximately $52 million non-cash, non-taxable gain recognized on the remeasurement to fair value of a previously held equity interest in a joint venture resulting from the purchase of a controlling interest.

Q1-2009

Income tax expense: Favorable tax impact of approximately $25 million related to the formation of a commercial venture.

The following page provides segment revenues, operating profits and operating profit margins as adjusted for restructuring and other costs, and the aforementioned non-recurring items. Management believes these adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying businesses. The amount and timing of restructuring and other costs and non-recurring activity can vary substantially from period to period with no assurances of comparable activity or amounts being incurred in future periods. The amount of restructuring and other costs in 2009 was significantly in excess of that incurred in prior years as well as the levels expected to be incurred in 2010 and reflected the severity of the global recession. These amounts have therefore been adjusted out in the following schedule in order to provide a more representative comparison of current year operating performance to prior year performance.

United Technologies Corporation

Segment Revenues and Operating Profit Adjusted for Restructuring and Other Costs and Non-Recurring Items (as reflected on the previous page)

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(Millions)	2010	2009	2010	2009

Adjusted Revenues
Otis	$2,914	$2,962	$8,483	$8,527
Carrier	2,940	2,954	8,494	8,553
UTC Fire & Security	1,657	1,383	4,695	3,999
Pratt & Whitney	3,250	3,031	9,440	9,322
Hamilton Sundstrand	1,419	1,400	4,147	4,183
Sikorsky	1,548	1,648	4,605	4,371

Adjusted Segment Revenues	13,728	13,378	39,864	38,955
Eliminations and other	(66)	(73)	(255)	(245)

Adjusted Consolidated Revenues	$13,662	$13,305	$39,609	$38,710

Adjusted Operating Profit
Otis	$690	$685	$1,955	$1,849
Carrier	355	298	907	676
UTC Fire & Security	211	156	531	404
Pratt & Whitney	560	501	1,553	1,524
Hamilton Sundstrand	257	260	719	695
Sikorsky	170	157	491	413

Adjusted Segment Operating Profit	2,243	2,057	6,156	5,561
Eliminations and other	(18)	(56)	(95)	(97)
General corporate expenses	(83)	(73)	(253)	(237)

Adjusted Consolidated Operating Profit	$2,142	$1,928	$5,808	$5,227

Adjusted Segment Operating Profit Margin
Otis	23.7%	23.1%	23.0%	21.7%
Carrier	12.1%	10.1%	10.7%	7.9%
UTC Fire & Security	12.7%	11.3%	11.3%	10.1%
Pratt & Whitney	17.2%	16.5%	16.5%	16.3%
Hamilton Sundstrand	18.1%	18.6%	17.3%	16.6%
Sikorsky	11.0%	9.5%	10.7%	9.4%

Adjusted Segment Operating Profit Margin	16.3%	15.4%	15.4%	14.3%

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	September 30, 2010 (Unaudited)	December 31, 2009 (Unaudited)

Assets
Cash and cash equivalents	$5,731	$4,449
Accounts receivable, net	8,731	8,469
Inventories and contracts in progress, net	8,430	7,509
Other assets, current	2,445	2,767

Total Current Assets	25,337	23,194

Fixed assets, net	6,148	6,364
Goodwill	17,422	16,298
Intangible assets, net	4,070	3,538
Other assets	7,672	6,368

Total Assets	$60,649	$55,762

Liabilities and Equity
Short-term debt	$2,231	$1,487
Accounts payable	4,964	4,634
Accrued liabilities	12,425	11,792

Total Current Liabilities	19,620	17,913

Long-term debt	10,071	8,257
Other long-term liabilities	8,387	8,204

Total Liabilities	38,078	34,374

Redeemable noncontrolling interest	318	389

Shareowners’ Equity:
Common Stock	12,147	11,565
Treasury Stock	(16,920)	(15,408)
Retained earnings	29,384	27,396
Accumulated other comprehensive loss	(3,357)	(3,487)

Total Shareowners’ Equity	21,254	20,066
Noncontrolling interest	999	933

Total Equity	22,253	20,999

Total Liabilities and Equity	$60,649	$55,762

Debt Ratios:
Debt to total capitalization	36%	32%
Net debt to net capitalization	23%	20%

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(Millions)	2010	2009	2010	2009
Operating Activities:
Net income attributable to common shareowners	$1,198	$1,058	$3,174	$2,756
Noncontrolling interest in subsidiaries’ earnings	101	87	284	254

Net income	1,299	1,145	3,458	3,010

Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	342	316	1,008	925
Deferred income tax (benefit) provision	(251)	13	(123)	36
Stock compensation cost	24	32	112	110
Change in working capital	428	480	31	284
Global pension contributions *	(438)	(182)	(699)	(633)
Other operating activities, net	272	49	443	146

Net cash flows provided by operating activities	1,676	1,853	4,230	3,878

Investing Activities:
Capital expenditures	(177)	(161)	(479)	(501)
Acquisitions and dispositions of businesses, net	(115)	(297)	(2,351)	(450)
Other investing activities, net	(35)	254	144	220

Net cash flows used in investing activities	(327)	(204)	(2,686)	(731)

Financing Activities:
Increase (decrease) in borrowings, net	212	(409)	2,492	(1,037)
Dividends paid on Common Stock	(370)	(339)	(1,114)	(1,018)
Repurchase of Common Stock	(494)	(430)	(1,644)	(780)
Other financing activities, net	(61)	55	(42)	(73)

Net cash flows used in financing activities	(713)	(1,123)	(308)	(2,908)

Effect of foreign exchange rate changes on cash and cash equivalents	98	90	46	66

Net increase in cash and cash equivalents	734	616	1,282	305

Cash and cash equivalents, beginning of period	4,997	4,016	4,449	4,327

Cash and cash equivalents, end of period	$5,731	$4,632	$5,731	$4,632

*	Non-cash activities include contributions of UTC Common Stock of $250 million to domestic defined benefit pension plans in the second quarter of 2010.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended September 30, (Unaudited)
(Millions)	2010			2009

Net income attributable to common shareowners	$1,198			$1,058
Noncontrolling interest in subsidiaries’ earnings	101			87

Net income	1,299			1,145

Depreciation and amortization	342			316
Change in working capital	428			480
Other operating activities, net	(393)			(88)

Net cash flows provided by operating activities	1,676			1,853
Net cash flows provided by operating activities as a percentage of net income attributable to common shareowners		140%			175%
Capital expenditures	(177)			(161)

Capital expenditures as a percentage of net income attributable to common shareowners		(15	) %		(15	) %

Free cash flow	$1,499			$1,692

Free cash flow as a percentage of net income attributable to common shareowners		125%			160%

	Nine Months Ended September 30, (Unaudited)
(Millions)	2010			2009

Net income attributable to common shareowners	$3,174			$2,756
Noncontrolling interest in subsidiaries’ earnings	284			254

Net income	3,458			3,010

Depreciation and amortization	1,008			925
Change in working capital	31			284
Other operating activities, net	(267)			(341)

Net cash flows provided by operating activities	4,230			3,878
Net cash flows provided by operating activities as a percentage of net income attributable to common shareowners		133%			141%
Capital expenditures	(479)			(501)

Capital expenditures as a percentage of net income attributable to common shareowners		(15	) %		(18	) %

Free cash flow	$3,751			$3,377

Free cash flow as a percentage of net income attributable to common shareowners		118%			123%

Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by the Corporation. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Corporation’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Corporation’s Common Stock and distribution of earnings to shareholders. Others that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities, prepared in accordance with Generally Accepted Accounting Principles, to free cash flow is above.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic revenue growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring items that are not included within organic revenue growth in 2010 include an approximately $24 million net gain resulting from dispositions associated with Carrier’s ongoing portfolio transformation, an approximately $159 million other-than-temporary impairment charge of our equity investment in Clipper Windpower Plc, a California-based wind turbine manufacturer, an approximately $11 million gain on the sale of a business associated with Carrier’s ongoing portfolio transformation and a favorable pretax interest adjustment of approximately $24 million associated with the resolution of an uncertain temporary tax item. Non-recurring items that are not included in organic revenue growth in 2009 include an approximately $57 million gain recognized from the contribution of the majority of Carrier’s U.S. residential sales and distribution business into a new venture formed with Watsco, Inc., approximately $52 million related to a non-cash, non-taxable gain recognized on the remeasurement to fair value of a previously held equity interest in a joint venture as a result of the purchase of a controlling interest and approximately $17 million of favorable pretax interest adjustments related to global tax examination activity, primarily reflecting the completion of our review of the 2004 to 2005 Internal Revenue Service (IRS) audit report.